Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526
News Release

June 27, 2007	FOR IMMEDIATE RELEASE
ARCHER DANIELS MIDLAND COMPANY ANNOUNCES EXPIRATION OF TENDER
OFFERS FOR UP TO $400 MILLION OF ITS OUTSTANDING DEBT
     Archer Daniels Midland Company (NYSE: ADM) today announced the results of its previously announced cash tender offers for up to $400 million principal amount of its outstanding debentures (the “Debentures”) which expired at 12:00 midnight, New York City time, on June 26, 2007.
     The table below identifies the principal amount of each series of Debentures validly tendered and not validly withdrawn in the tender offers based on information provided by Global Bondholder Services Corporation, the depositary and information agent. The table also identifies the principal amount of each series of Debentures that ADM has accepted for purchase under the terms of the Offer to Purchase dated May 30, 2007.

Title of Security	Acceptance	Principal	Principal	Principal
Cusip No.	Priority	Amount	Amount	Amount
	Level	Outstanding	Tendered	Accepted
8.875% Debentures	1	$298,000,000	$196,431,000	$196,431,000
due April 2011 (CUSIP No. 039483AG7)
8.125% Debentures	2	$300,000,000	$197,013,000	$197,013,000
due June 2012 (CUSIP No. 039483AJ1)
7.125% Debentures	3	$250,000,000	$104,185,000	$6,556,000
due March 2013 (CUSIP No. 039483AK8)
     Because the aggregate principal amount of Debentures tendered exceeds the $400 million tender cap, Debentures will be purchased in accordance with the applicable acceptance priority level and prorated as provided in the Offer to Purchase. Accordingly, ADM will purchase all tendered 8.875% Debentures due April 2011 and 8.125% Debentures due June 2012, and approximately 6.30% of the 7.125% Debentures due March 2013.
(Continued)

     For additional information regarding the terms of the tender offers, please contact: Barclays Capital, Inc. at (866) 307-8991 (toll free) or (212) 412-4072 (collect), Deutsche Bank Securities Inc. at (866) 627-0391 (toll free) or (212) 250-2955 (collect), and Goldman, Sachs & Co. at (877) 686-5059 (toll free) or (212) 902-5334 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (collect).
     ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.
     Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.
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Contact Information:
ADM Media Relations
217/424-5413